UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2016
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CARMAX, INC.
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	1-31420 (Commission File Number)	54-1821055 (I.R.S. Employer Identification No.)

12800 Tuckahoe Creek Parkway Richmond, Virginia (Address of principal executive offices)	23238 (Zip Code)

Registrant’s telephone number, including area code: (804) 747-0422

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2016, CarMax, Inc. (the “Company”) announced the appointment, on November 14, 2016, of Jill A. Livesay as Vice President, Controller and Principal Accounting Officer of the Company. Ms. Livesay, 48, worked for Advance Auto Parts, Inc. from 1995 until 2016, serving as Senior Vice President, Controller and Chief Accounting Officer from December 2013 until September 2016 and as Senior Vice President, Controller from July 2005 to December 2013. Prior to 1995, Ms. Livesay worked for KPMG LLP and she is a certified public accountant. There are no family relationships between Ms. Livesay and any director or executive officer of the Company or any related person transactions involving Ms. Livesay and the Company.

In connection with her appointment, and pursuant to her offer letter, Ms. Livesay will receive an annual base salary of $375,000; be eligible for a target annual incentive bonus equal to 45% of her base salary under the Company’s Annual Performance-Based Bonus Plan; enter into a severance agreement on terms substantially the same as similarly situated executives; receive a sign on bonus of $50,000; and receive options to purchase Company common stock valued at $487,500, which will vest in four equal annual installments, and stock-settled restricted stock units valued at $162,500, which will vest on the third anniversary of the grant date.

Ms. Livesay succeeds Natalie L. Wyatt as Controller and Principal Accounting Officer. Ms. Wyatt stepped down as the Company’s Controller and Principal Accounting Officer effective November 14, 2016, but will continue with the Company as Vice President, Finance until her expected retirement in 2017.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARMAX, INC. (Registrant)
Dated: November 15, 2016	By: /s/ John M. Stuckey, III
John M. Stuckey, III Vice President, Deputy General Counsel and Assistant Secretary